Exhibit 99.1

CITIZENS HOLDING COMPANY REPORTS INCREASED EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—January 25, 2011—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations as of and for the three and twelve months ended December 31, 2010.

Net income for the three months ended December 31, 2010 increased to $1.710 million, or $0.35 per share-basic and diluted, from $1.703 million, or $0.35 per share-basic and diluted for the same quarter in 2009. Net interest income for the fourth quarter of 2010, after the provision for loan losses for the quarter, was $6.616 million, approximately 3.2% lower than the same period in 2009. The provision for loan losses for the three months ended December 31, 2010 was $739 thousand compared to $749 thousand for the same period in 2009. The Company experienced a decrease in yield on interest earning assets which partially offset the decrease in the provision for loan losses. The net interest margin decreased to 4.06% in the fourth quarter of 2010 from 4.22% in the same period in 2009 primarily because the decrease in yields on earning assets was greater than the decline in rates paid on interest bearing deposits. Non-interest income decreased in the fourth quarter of 2010 by approximately $663 thousand, or 26.1%, while non-interest expenses decreased $1.366 million, or 18.22%, compared to the same period in 2009. Non-interest income decreased in the fourth quarter due to the $855 thousand gain on the sale of surplus bank property in 2009. Non-interest expense decreased mainly due to reductions in occupancy and other operating expenses including a non-recurring write-down on other real estate in the amount of $1.017 million in the fourth quarter of 2009 partially offset by an increase in salaries and benefits.

Net income for the twelve months ended December 31, 2010 increased 0.3% to $7.163 million, or $1.48 per share-basic and diluted, from $7.139 million, or $1.47 per share-basic and $1.45 per share-diluted, for the twelve months ended December 31, 2009. Net interest income for the twelve months ended December 31, 2010, after the provision for loan losses, increased 1.6% to $26.956 million from $26.540 million for the same period in 2009. Net interest margin decreased to 4.04% in 2010 from 4.20% in 2009. The provision for loan losses for the twelve months ended December 31, 2010 was $2.456 million compared to the provision of $3.013 million in 2009. The decrease in the provision reflects management’s assessment of inherent losses in the loan portfolio including the impact caused by current local and national economic conditions. Non-interest income decreased by $1.076 million, or 13.4%, and non-interest expense decreased by $1.135 million, or 4.4%, for the twelve months ended December 31, 2010 when compared to December 31, 2009. The reduction in non-interest income was due to a reduction in the income from bank owned life insurance and the $855 thousand gain on the sale of surplus bank property in 2009. Non-interest expense decreased mainly due to reductions in occupancy and other operating expenses including a non-recurring write-down on other real estate in the amount of $1.017 million in 2009 partially offset by an increase in salaries and benefits.

As of December 31, 2010, total assets were $818.318 million, a decrease of $21.686 million, or 2.6%, and deposits were $537.474 million, a decrease of $32.329 million, or 5.7%, when compared to December 31, 2009. As of December 31, 2010, loans, net of unearned income, were $421.875 million, a decrease of $25.346 million, or 5.7% when compared to December 31, 2009. This decrease was due to a lack of demand for new loans and payments on existing loans. Non-performing assets increased by $639 thousand to $14.953 million at December 31, 2010 compared to $14.314 at December 31, 2009 because of an increase in non-accrual loans offset by a decrease in other real estate and loans 90 days or more past due and still accruing interest.

During 2010, the Company paid dividends totaling $0.85 per share. This represents an increase of 4.9% over the dividends paid in 2009.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-three banking locations in ten counties in East Central Mississippi and has a Loan Production Office in Biloxi, Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank’s web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2010	2009	2010	2009

Interest income and fees	$9,349	$10,160	$38,138	$40,889
Interest expense	1,994	2,573	8,726	11,336

Net interest income	7,355	7,587	29,412	29,553

Provision for loan losses	739	749	2,456	3,013

Net interest income after provision for loan losses	6,616	6,838	26,956	26,540

Non-interest income	1,872	2,535	6,981	8,057
Non-interest expense	6,130	7,496	24,692	25,827

Net income before taxes	2,358	1,877	9,245	8,770
Income taxes	648	174	2,082	1,631

Net income	$1,710	$1,703	$7,163	$7,139

Earnings per share - basic	$0.35	$0.35	$1.48	$1.47

Earnings per share - diluted	$0.35	$0.35	$1.48	$1.45

Average shares outstanding-basic	4,838,411	4,854,596	4,835,603	4,854,919

Average shares outstanding-diluted	4,851,520	4,890,838	4,852,705	4,913,627

	As of December 31, 2010	As of December 31, 2009

Balance Sheet Data:
Total assets	$818,318	$840,004
Total earning assets	747,623	764,780
Loans, net of unearned income	421,875	447,221
Allowance for loan losses	6,379	5,526
Total deposits	537,474	569,803
Long-term borrowings	84,760	74,947
Shareholders’ equity	76,295	74,597
Book value per share	$15.77	$15.42
Dividends paid per share	$0.85	$0.81

Average Balance Sheet Data:
Total assets	$839,212	$806,213
Total earning assets	769,204	732,968
Loans, net of unearned income	437,563	441,841
Total deposits	556,798	559,036
Long-term borrowings	86,377	79,774
Shareholders’ equity	78,776	74,330

Non-performing assets:
Non-accrual loans	10,932	9,794
Loans 90+ days past due and still accruing	953	1,291
Other real estate owned	3,068	3,229

Net charge-offs as a percentage of average net loans	0.37%	0.45%

Performance Ratios:
Return on average assets	0.85%	0.88%
Return on average equity	9.09%	9.58%

Net interest margin (tax equivalent)	4.04%	4.20%

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@tcbphila.com